Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman

(415) 433-3777

kchapman@lhai.com

AXESSTEL ANNOUNCES FOURTH QUARTER AND YEAR-END 2006 RESULTS

- Posts Fourth Quarter Revenue of $30.1 Million and Net Income of $139,000 -

SAN DIEGO, CA – February 20, 2007 – Axesstel, Inc. (AMEX: AFT) today announced results for the fourth quarter and year ended December 31, 2006.

Financial Results

Revenues for the fourth quarter of 2006 were $30.1 million, compared to $11.8 million in the fourth quarter of 2005. Gross margin for the fourth quarter was $6.3 million, or 21.0 percent of revenue, compared to $705,000, or 6.0 percent of revenue for the same period last year. Net income was $139,000, or $0.01 per diluted share, compared to a net loss of $4.6 million, or $0.21 per share, in the fourth quarter of 2005.

For the year ended December 31, 2006, the company reported revenues of $95.5 million and net loss of $6.6 million, or $0.29 per share. This compares to revenues of $94.7 million and net loss of $10.2 million, or $0.51 per share, for the year ended December 31, 2005. The cash and cash equivalents balance was $3.7 million at December 31, 2006. During the fourth quarter, the company entered into an amendment of its receivables based credit facility with Silicon Valley Bank, which was expanded to a $20 million limit.

“In the fourth quarter, revenue grew 156 percent over last year as we established a more balanced customer portfolio with robust sales from Asia and continued strength in Latin America,” said Marv Tseu, CEO of Axesstel. “We exceeded our expectations by delivering gross margins of 21 percent, due to a higher percentage of sales from our modem products and stabilized pricing from our phone products. Combined with our supply chain cost reductions, we achieved profitability and posted operating income of $471,000 and net income of $139,000.”

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“During the quarter, we introduced innovative new broadband data products including small, portable EV-DO Rev A USB modems and 3G gateways converging EV-DO Rev A data, Wi-Fi router and Ethernet switch. We are excited about our diversified product portfolio going into 2007,” Tseu continued.

“2006 was a year of stabilization. We focused on improving consistency of our financial performance. We delivered on our objective of broadening our addressable market, achieving consistent results and improving margins by increasing our modem sales,” Tseu added. “In addition, we enhanced our product line and augmented our management team to position us for growth in 2007 and beyond.”

“In 2007, we will be investing for profitable growth by expanding engineering capabilities and sales coverage. We intend to invest in R&D to further broaden our product portfolio and develop next generation data products, with the goal of developing a family of high-speed uplink packet access (HSUPA) products by the end of the year. In addition, we are expanding our sales force to cover regions beyond those we have traditionally served,” Tseu said.

Outlook

In the first half of 2007, the company expects to deliver revenue consistent with the past two quarters and anticipates higher run rates in the second half of the year as customers are expected to roll out broadband data infrastructures with increased needs for Axesstel’s modem products. The company expects 2007 annual revenue to be approximately $135 million with gross margins as a percentage of revenue in the upper-teens. Management intends to invest for growth while achieving profitability for the year.

Recent Highlights

Significant developments recently and in the fourth quarter 2006 include:

Customer

•

Shipped its inaugural Reliance Communications’ order of public call office terminals (PCOTs). The PCOT – much like a technology enhanced payphone - creates a revenue stream for the carrier and uses Axesstel customized software to manage accounts.

•	Completed an initial phone shipment to Bharat Sanchar Nigam Limited (BSNL) and received a follow-on order for approximately $6.5 million for shipment in the first quarter of 2007.

•

Partnered with PT Bakrie Telecom Tbk (BTEL) to increase access to affordable telecommunication services in Indonesia by bundling the Axesstel L800F and P830 CDMA2000 1X Fixed Wireless Desktop Phones with BTEL’s new Wifone fixed wireless service.

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Product

•

Exhibited its MU430 3G Gateway for high-speed uplink packet access (HSUPA) networks and portable USB modems for HSUPA and enhanced data rates for GSM evolution (EDGE) networks at the 3GSM World Congress held in Barcelona, Spain, February 12 – 15.

•	Added the Axesstel PG330 Fixed Wireless Desktop Phone to Axesstel’s GSM fixed wireless phone portfolio.

•

Announced availability of PX100 Series CDMA2000 1X Fixed Wireless Desktop Phones designed for first-time home phone users in developing countries worldwide looking to establish access to voice calling and text messaging services.

•

Announced the availability of the MV400 Series of CDMA2000 1xEV-DO Rev A Wireless Broadband Gateways, offering consumer and business users Wi-Fi access to broadband data from any room in the home or office.

•

Introduced a sleek new portable MV100 Series of CDMA2000 1xEV-DO Rev A USB modems for home and travel use, providing consumers and mobile professionals with fixed wireless and mobile access to email, the Internet and multimedia streaming at speeds up to 3.1 Mbps.

Corporate

•

Strengthened management team with the hiring of Murray Kawchuck as senior vice president of sales and corporate marketing to focus on enhancing global sales and Stephen Sek as chief technology officer to shape the technology direction of the company’s product line.

•	Entered into an amendment of its receivables-based credit facility with Silicon Valley Bank, which was extended for a two-year term and expanded to $20 million in November.

Conference Call

Axesstel will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) to discuss its fourth quarter and annual 2006 results. Participating in the call will be Marv Tseu, chief executive officer and director, and Patrick Gray, senior vice president finance and corporate controller.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number five to ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-706-634-9407. There is no pass code required for this call.

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If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Tuesday, February 20 at 7:00 p.m. ET, through Thursday, February 22 at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code is 8247294.

ABOUT AXESSTEL, INC.

Axesstel (AMEX: AFT) is a leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, public call office phones, voice/data terminals, fixed and mobile broadband modems and 3G gateways for access to voice calling and high-speed data services. The company delivers innovative wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California and has a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2007 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, margins and profitability as well as anticipated cost reductions, manufacturing efficiencies, expected product introductions, and potential customers and markets which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of fixed wireless products in target markets; the possibility that networks that can support our broadband products will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry

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standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s dependence on a few significant customers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the years ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net revenues	$30,137,931	$11,787,057	$95,519,674	$94,665,711
Cost of goods sold	23,868,267	11,081,761	80,245,405	84,414,640

Gross margin	6,269,664	705,296	15,274,269	10,251,071

Operating expenses:
Research and development	1,608,248	1,339,205	5,877,846	5,511,719
Selling, general and administrative	4,273,022	4,001,032	15,233,668	12,415,808
Impairment of assets	(82,898)	—	1,064,771	$—

Total operating expenses	5,798,372	5,340,237	22,176,285	17,927,527

Operating income (loss)	471,292	(4,634,941)	(6,902,016)	(7,676,456)

Other income (expense):
Interest and other income	95,927	78,982	1,037,750	420,409
Interest and other expense	(428,346)	(84,212)	(771,952)	(896,945)

Total other income (expense)	(332,419)	(5,230)	265,798	(476,536)

Income (loss) before provision for income taxes	138,873	(4,640,171)	(6,636,218)	(8,152,992)
Provision for income taxes	—	1,430	—	2,048,182

Net income (loss)	138,873	(4,641,601)	(6,636,218)	(10,201,174)

Earnings (loss) per share:
Basic	$0.01	($0.21)	($0.29)	($0.51)

Diluted	$0.01	($0.21)	($0.29)	($0.51)

Weighted average shares outstanding:
Basic	22,842,766	22,468,589	22,721,122	20,182,856

Diluted	23,127,604	22,468,589	22,721,122	20,182,856

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AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS
	December 31, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$3,708,909	$9,161,502
Accounts receivable, net	39,008,789	13,696,081
Deferred tax assets Inventory	2,525,885	3,314,019
Prepayments and other current assets	1,143,693	1,749,139

Total current assets	46,387,276	27,920,741

Property and equipment, net	1,905,386	3,709,351

Other assets:
License, net	2,836,392	3,674,592
Goodwill	385,564	385,564
Other, net	1,206,309	860,520

Total other assets	4,428,265	4,920,676

Total assets	$52,720,927	$36,550,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
	December 31, 2006	December 31, 2005
Current liabilities:
Accounts payable	$19,511,321	$8,610,622
Bank financing	13,127,450	7,239,000
Accrued commissions	2,077,430	28,624
Accrued royalties	2,994,000	569,561
Accrued warranties	463,000	558,400
Accrued expenses and other current liabilities	1,980,432	1,583,286

Total current liabilities	40,153,633	18,589,493

Long-term liabilities:
Other long-term liabilities	3,068,940	2,500,000

Total long-term liabilities	3,068,940	2,500,000

Stockholders’ equity	9,498,354	15,461,275

Total liabilities and stockholders’ equity	$52,720,927	$36,550,768

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